Exhibit 10.16

lnvesture Evergreen Fund, LP—2011 Special Term Tranche

c/o Investure Evergreen (GP), LLC

126 Garrett Street, Suite J

Charlottesville, Virginia 22902

September 27,2011

First NBC Bank Holding Company

210 Baronne Street

New Orleans, Louisiana 70112

Re: Investment in common stock of First NBC Bank Holding Company, a Louisiana corporation (“First NBC”) by Investure Evergreen Fund, LP—2011 Special Term Tranche, a series of a Delaware series limited partnership (“Investure”), indirectly through Blue Pine Crescent Limited Partnership, a Delaware limited partnership (“Blue Pine Crescent”)

Dear Madam or Sir:

This letter agreement (the “Agreement”) is written in connection with the purchase of shares of common stock of First NBC by Blue Pine Crescent. Investure is the sole limited partner of Blue Pine Crescent.

WHEREAS, First NBC is currently conducting an offering of common stock of First NBC (collectively with all other outstanding common stock of First NBC, the “Stock”); and

WHEREAS, Blue Pine Crescent and its affiliates and related persons plan to initially purchase approximately 9.9% of the Stock in the aggregate and thereafter Investure desires to maintain the percentage ownership of First NBC referred to in Section I hereof through its investment in Blue Pine Crescent by purchasing additional interests in Blue Pine Crescent for the purpose of Blue Pine Crescent purchasing additional shares of Stock.

NOW, THEREFORE, in connection with the foregoing, Investure, Blue Pine Crescent and First NBC hereby agree as follows:

I.	Right of First Refusal. First NBC hereby agrees that, from the date of this Agreement through the later of (i) December 31, 2011 or (ii) 10 days after such date on which all of Castle Creek’s Series C Convertible Perpetual Preferred Stock are fully converted to Stock, Blue Pine Crescent shall have a pre-emptive right to purchase additional shares of Stock offered by First NBC in an amount sufficient to maintain the aggregate percentage ownership of the Stock by Blue Pine Crescent and any of its affiliates and related persons, as close to, but remaining below, 10% as possible (i.e., such that an additional share of Stock would cause the aggregate percentage ownership of Stock by Blue Pine Crescent and its affiliates and related persons to equal or exceed 10% of any class of voting securities of First NBC).

II.	Non-Voting Board Observation and Information Rights. First NBC hereby agrees that, for so long as Blue Pine Crescent holds greater than 2% of the Stock, Blue Pine Crescent shall have the right (i) to select and/or appoint a person to serve as a non-voting observer for all meetings of the board of directors of First NBC and (ii) through its non-voting observer, to receive all information regarding First NBC that directors of First NBC receive (including information that directors of First NBC are entitled to receive) in connection with their duties. Accordingly, copies of all such information shall be provided to Blue Pine Crescent’s non-voting observer as soon as reasonably practicable.

III.	Prohibited First NBC Actions. Without the prior written consent of Blue Pine Crescent and Investure, First NBC hereby agrees, in accordance with applicable law, not to take any action, and omit to take any action, that would cause the aggregate percentage ownership of the Stock by Blue Pine Crescent and its affiliates and related persons to equal or exceed 10% of any class of voting securities of First NBC.

IV.	Assignment of Rights. Blue Pine Crescent and First NBC hereby agree that, to the extent Investure shall hold the Stock directly (as opposed to through Blue Pine Crescent), the rights and benefits granted to Blue Pine Crescent under this Agreement shall be assigned to, and vested in, Investure.

V.	Confidentiality. Each party hereto will keep the existence and contents of this Agreement and the discussions between the parties hereto regarding the matters described in this Agreement (the “Confidential Information”) confidential and will not disclose such Confidential Information without the express written consent of the other parties; provided, however, that each party may disclose Confidential Information (i) on a confidential basis to its attorneys in connection with the matters described in this Agreement and (ii) to any governmental or regulatory body with legal or regulatory oversight of it.

VI.	Representations and Warranties. Each party hereby represents and warrants as of the date of this Agreement to the other parties that:

(i)	it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and is in good standing in respect of same;

(ii)	it has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms; and

(iii)	it has the absolute and unrestricted right, power and authority to execute and deliver this Agreement, and all documents related thereto to which it is a party, and to perform its obligations hereunder and has all necessary legal capacity to enter into this Agreement and all instruments and documents related hereto.

VII.	Governing Law; Severability. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware, without regard to conflict-of-laws principles thereof that would require the application of any other law. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

VIII.	Survival of Representations and Warranties. The parties’ representations and warranties, and covenants and agreements hereunder shall survive without limitation.

IX.	Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any term sheet) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

X.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or “portable document format” (commonly referred to as “pdf”) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or “portable document format” shall be deemed to be their original signatures for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date first set above.

INVESTURE EVERGREEN FUND, LP - 2011 SPECIAL TERM TRANCHE

By: Investure Evergreen (GP), LLC, its general partner

By: Investure, LLC, its managing member

By:	/s/ Hans Schroeder
Name: Hans Schroeder
Title: Managing Member

BLUE PINE CRESCENT CRESCENT LIMITED PARTNERSHIP

By: Blue Pine Crescent Partners, LLC, its general partner

By:	/s/ Hans Schroeder
Name: Hans Schroeder
Title: Managing Member

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Name: Ashton J. Ryan, Jr.
Title: President & CEO

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